Exhibit 99.1

FOR IMMEDIATE RELEASE

Hill International Reports Third Quarter 2020 Financial Results
Third Quarter 2020 Overview
•Consulting Fee Revenue (“CFR”) of $71.5 million compared to $75.7 million in the prior year period
•Net income of $2.1 million, or $0.04 per diluted share, compared to net income of $2.5 million, or $0.04 per diluted share in the prior year period
•Adjusted EBITDA of $4.8 million, compared to $5.6 million in the prior year period
•New contract awards totaled $154.5 million, resulting in a book-to-burn ratio of 216%
•Cash from operations improved to $7.8 million from cash used in operations of $0.7 million in the prior year period

PHILADELPHIA, PA - November 9, 2020 - Hill International, Inc. (NYSE:HIL) ("Hill" or the "Company"), the global leader in managing construction risk, announced today its financial results for the third quarter ended September 30, 2020 (“Q3 2020”).

“We reported a strong 2020 third quarter with notable improvements in a variety of metrics, while maintaining stability across our operations as we continue to address the effects of the COVID-19 pandemic," said Hill Chief Executive Officer Raouf Ghali. "Our performance this quarter was highlighted by strong bookings and cash flow generation, and a return to net profitability. We generated $154.5 million in new contract awards during the third quarter, representing the best new bookings period this year These new projects cover multiple geographies and end markets, including infrastructure. We believe that this level of new bookings bodes well for our ability to grow our revenue in 2021. Our consulting fee revenue was negatively impacted by the pandemic, which caused delayed project starts, delays in mobilizing billable staff and certain suspensions. We remain confident that our global team of construction management professionals will allow us to effectively navigate these challenges, continue to provide the highest level of client service, and build upon the strong business and operational foundation reflected in our third quarter results."

Mr. Ghali concluded, "As a result of a recent acquisition of an engineering license, Hill is now able to provide resident engineering and inspection services in New York State. We believe that the introduction of these high-value services represents a significant potential growth engine in one of our largest U.S. operating regions and reflects our commitment to client service."

“Our backlog at quarter end was $672.9 million, a $25 million improvement from June 30, 2020 and reflective of strong third quarter bookings," said Todd Weintraub, Hill's Chief Financial Officer. "Additionally, we generated $7.8 million of cash from operations and, when compared to June 30, 2020, increased our total liquidity, consisting of unrestricted cash and available undrawn credit facilities, by $8.8 million to $36.6 million."

Q3 2020 Financial Results Overview

Hill's consulting fee revenue ("CFR") declined to $71.5 million in Q3 2020 from $75.7 million in the third quarter of 2019 ("Q3 2019"), primarily due to delayed projects starts, slower staff mobilization and certain project suspensions due to the COVID-19 pandemic.

Selling, general, and administrative ("SG&A") expenses were $25.6 million, or 35.8% of CFR, compared to $27.4 million, or 36.2% of CFR, in Q3 2019. This decline was primarily attributable to lower labor, corporate, and business development expenses due to COVID-19 stay at home orders, partially offset by a decline in bad debt recoveries.

Operating profit for Q3 2020 was $4.7 million, a 52.9% increase from operating profit of $3.1 million in Q3 2019, driven primarily by lower SG&A expenses and favorable foreign currency impacts when compared to last year's third quarter. Adjusted operating profit, a non-GAAP measure (see definition and reconciliation below) was $4.4 million in Q3 2020, compared to $4.3 million in Q3 2019.

Net income attributable to Hill in Q3 2020 was $2.1 million, or $0.04 per diluted share, compared to net income attributable to Hill of $2.5 million, or $0.04 per diluted share, in Q3 2019. Adjusted net income, a non-GAAP measure (see definition and reconciliation in the table below), was $1.8 million, compared to $3.6 million in Q3 2019.

Adjusted EBITDA, a non-GAAP measure (see definition and reconciliation below) was $4.8 million in Q3 2020, compared to $5.6 million in Q3 2019.

Financial Condition and Backlog

Net cash provided by operating activities in Q3 2020 improved to $7.8 million from net cash used in operating activities of $0.7 million in Q3 2019. Free cash flow, a non-GAAP measure (see definition below) for Q3 2020 was $7.7 million, which represents net cash provided by operating activities, less $0.1 million in purchases of property and equipment during the quarter. Free cash flow during Q3 2019 was $(2.1) million, which represents net cash used in operating activities, less $1.4 million in property and equipment purchased during the quarter.

Unrestricted cash at September 30, 2020 was $33.3 million, a $10.1 million improvement from June 30, 2020 and a $17.4 million increase from December 31, 2019. The Company had approximately $3.3 million in available and undrawn credit facilities at September 30, 2020, compared to $4.6 million at June 30, 2020. The Company's total liquidity was $36.6 million at September 30, 2020, up $8.8 million from June 30, 2020.

Cash flow generation and the increases in cash and liquidity during the quarter were achieved primarily from the Company's operating activities.

Backlog (which is a non-GAAP measure; see definition below) improved to $672.9 million at September 30, 2020 from $647.9 million at June 30, 2020, due to strong booking activity, partially offset by COVID-related cancellations and scope reductions. Backlog at September 30 also reflected a joint venture agreement associated with Hill's Hamad International Airport (HIA) project in Doha, Qatar. This agreement allows Hill to elevate its client service and positions the Company to work collaboratively with its new JV partner to secure additional project work, some of which could be significant in size and scope. The agreement decreased Hill's portion of the HIA backlog by $45 million; however, the Company believes that this reduction will be more than offset by the new projects that are expected to be secured by Hill via this new JV relationship.

2020 Financial Guidance

CFR for 2020 is expected to range between $300 - $310 million, consisting of both new awards and extensions of existing contracts. However, the impact of the COVID-19 pandemic on project start dates and mobilization will likely result in Hill reporting 2020 CFR at the lower end of this range.

Annual gross margin is targeted at 38% - 39% for 2020, consistent with previous guidance.

SG&A for 2020 is expected to approximate $107-109 million, down from the Company's prior estimate of $110 million. The revised outlook for SG&A reflects continuing cost cutting measures in light of the lingering impact of COVID-19 on certain aspects of the Company's business. The Company will continue to manage SG&A and its association with CFR relative to the evolving effects of COVID-19.

Adjusted EBITDA for 2020 had been expected to range between $16 million - $20 million; however, based on its year-to-date performance the Company has increased the lower end of this range and now expects Adjusted EBITDA for 2020 will range between $18 million - $20 million.

Non-GAAP Measures

The following measures below are not measures of financial performance under U.S. generally accepted accounting principles ("GAAP") and should be considered in addition to and not as a substitute for, or superior to, the related measure of performance prepared in accordance with GAAP.

Backlog

Backlog represents the Company's estimate of the amount of uncompleted projects under contract and awards in-hand that are expected to be recognized as CFR in future periods as a component of total revenue. Hill's backlog is based upon the binding nature of the underlying contract, commitment or letter of intent, and other factors, including the economic, financial and regulatory viability of the project and the likelihood of the contract being extended, renewed or canceled. Although backlog reflects business that the Company considers to be firm, cancellations or scope adjustments may occur. It is an important indicator of future performance and is used by the Company in planning Hill's operational needs. Backlog is not a measure defined in GAAP and the Company's methodology for determining backlog may not be comparable to the methodology used by other companies in determining their backlog.

Adjusted Operating Profit (Loss)

Adjusted operating profit (loss) is operating profit (loss), adjusted to exclude non-recurring items and non-cash items including unrealized foreign currency exchange losses (gains), share-based compensation and the write-off of leasehold improvements previously included in property and equipment on the Company's consolidated balance sheets. The Company believes that adjusted operating profit (loss) is useful to investors and other external users of Hill's financial statements as a measure of a company's core ongoing operations, without regard to generally non-recurring items and non-cash activity.

Adjusted Net Income (Loss) Attributable to Hill

Adjusted net income (loss) attributable to Hill is net income (loss) attributable to Hill, adjusted to exclude non-recurring and non-cash items including unrealized foreign currency exchange losses (gains), share-based compensation and the write-off of leasehold improvements previously included in property and equipment on the Company's consolidated balance sheets. The Company believes that adjusted net income (loss) attributable to Hill is useful to investors and other external users of Hill's financial statements as a measure of a company's operating performance, without regard to generally non-recurring items and non-cash activity.

EBITDA and Adjusted EBITDA

Earnings before interest, taxes, depreciation and amortization ("EBITDA"), in addition to operating profit, net income, and other GAAP measures, is a useful indicator of Hill's financial and operating performance. Investors should recognize that EBITDA might not be comparable to similarly titled measures of other companies. The Company believes that EBITDA is useful to investors and other external users of Hill's financial statements in evaluating its operating performance because EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, and depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired.

Adjusted EBITDA is EBITDA, adjusted to exclude the impact of certain items, including non-recurring, one-time costs (as presented in the table below) and non-cash items such as unrealized foreign currency exchange losses (benefit) and share-based compensation expense. The Company believes that adjusted EBITDA helps its investors and other external users of Hill’s financial statements understanding of a company’s operating performance, without regard to non-recurring and other non-cash activity.

The Company does not provide a reconciliation of its 2020 financial guidance for such non-GAAP measure to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for non-recurring, one-time costs and other charges reflected in its reconciliation of historic numbers.

Free Cash Flow

Free cash flow, a non-GAAP measure, includes net cash provided by (used in) continuing operations, less purchases of property and equipment. Free cash flow is a useful indicator that provides additional perspective on Hill's ability to generate cash that is available to the Company for taxes and other corporate purposes. Investors should recognize that free cash flow might not be comparable to similarly-titled measures of other companies. This measure should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP.

Conference Call

Management will host a conference call on Tuesday, November 10, 2020 at 9:00 am ET to discuss the results and business activities. Interested parties may participate in the call by dialing:

• (877) 407-9753 (Domestic) or
• (201) 493-6739 (International)

The call will also be accessible on the “Investor Relations” section of Hill’s website at www.hillintl.com. Click on “Financial Information” and then “Conferences and Calls”.

About Hill International

Hill International, with approximately 2,700 professionals in more than 69 offices worldwide, provides program management, project management, construction management, and other consulting services to clients in a variety of market sectors. Engineering News-Record magazine recently ranked Hill as the eighth-largest construction management firm in the United States. For more information on Hill, please visit our website at www.hillintl.com.

Forward Looking Statements

Certain statements contained herein may be considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and it is our intent that any such statements be protected by the safe harbor created thereby. Except for historical information, the matters set forth herein including, but not limited to, any statements of belief or intent, any statements concerning our plans, strategies, and objectives for future operations and any statements regarding our expectations for the timing of our work on projects are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and assumptions and are subject to certain risks and uncertainties, including but not limited to the effects of any continued spread of the COVID-19 virus or effects of decreased oil and gas prices. Although we believe that the expectations, estimates, and assumptions reflected in our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Important factors that could cause our actual results to differ materially from estimates or projections contained in our forward-looking statements are set forth in the Risk Factors section and elsewhere in the reports we have filed with the Securities and Exchange Commission, including that unfavorable global economic conditions may adversely impact our business, our backlog may not be fully realized as revenue, and our expenses may be higher than anticipated. We do not intend, and undertake no obligation, to update any forward-looking statement.

Hill International, Inc.	The Equity Group Inc.

Elizabeth J. Zipf, LEED AP BD+C	Devin Sullivan
Senior Vice President Hill International, Inc	Senior Vice President
One Commerce Square	(212) 836-9608
2005 Market Street, 17th Floor	dsullivan@equityny.com
Philadelphia, PA 19103
(215) 309-7707	Lena Cati
elizabethzipf@hillintl.com	Vice President
(212) 836-9611
lcati@equityny.com
### #### ###

HILL INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30, 2020	December 31, 2019
Assets	(Unaudited)
Cash and cash equivalents	$33,270	$15,915
Cash - restricted	4,680	4,666
Accounts receivable, net	104,764	103,892
Current portion of retainage receivable	12,540	16,459
Accounts receivable - affiliates	25,070	18,776
Prepaid expenses and other current assets	12,148	9,340
Income tax receivable	1,822	2,256
Total current assets	194,294	171,304
Property and equipment, net	9,485	11,895
Cash - restricted, net of current portion	4,155	4,401
Operating lease right-of-use assets	14,022	17,451
Financing lease right-of-use assets	271	—
Retainage receivable	6,113	5,695
Acquired intangibles, net	165	232
Goodwill	45,253	48,024
Investments	3,055	1,711
Deferred income tax assets	3,104	3,800
Other assets	2,520	5,038
Total assets	$282,437	$269,551
Liabilities and Stockholders’ Equity
Current maturities of notes payable and long-term debt	$3,261	$1,792
Accounts payable and accrued expenses	68,452	65,172
Income taxes payable	1,951	3,152
Current portion of deferred revenue	9,180	10,773
Current portion of operating lease liabilities	5,025	5,736
Current portion of financing lease liabilities	70	—
Other current liabilities	7,999	4,876
Total current liabilities	95,938	91,501
Notes payable and long-term debt, net of current maturities	54,362	41,150
Retainage payable	823	1,551
Deferred income taxes	418	419
Deferred revenue	1,887	3,041
Non-current operating lease liabilities	14,141	17,030
Non-current financing lease liabilities	274	—
Other liabilities	4,082	4,631
Total liabilities	171,925	159,323
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value; 1,000 shares authorized, none issued	—	—
Common stock, $0.0001 par value; 100,000 shares authorized, 62,916 shares and 62,708 shares issued at September 30, 2020 and December 31, 2019, respectively	6	6
Additional paid-in capital	214,596	212,759
Accumulated deficit	(77,781)	(71,360)
Accumulated other comprehensive income (loss)	1,673	(3,817)
Less treasury stock of 6,807 and 6,546 at September 30, 2020 and December 31, 2019, respectively	(29,056)	(28,231)
Hill International, Inc. share of equity	109,438	109,357
Noncontrolling interests	1,074	871
Total equity	110,512	110,228
Total liabilities and stockholders’ equity	$282,437	$269,551

HILL INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Consulting fee revenue	$71,543	$75,747	$224,453	$231,782
Reimbursable expenses	17,109	19,923	51,956	60,828
Total revenue	$88,652	$95,670	$276,409	$292,610
Direct expenses	59,998	64,086	190,078	198,288
Gross profit	28,654	31,584	86,331	94,322
Selling, general and administrative expenses	25,588	27,422	80,543	86,163
Foreign currency exchange (benefit) loss	(694)	1,839	3,622	1,824
Plus: Share of profit of equity method affiliates	983	780	2,021	1,911
Operating profit	$4,743	$3,103	$4,187	$8,246
Interest and related financing fees, net	1,275	1,485	3,870	4,408
Other (loss) income, net	(152)	549	(3,654)	549
Earnings (loss) before income taxes	$3,316	$2,167	$(3,337)	$4,387
Income tax expense (benefit)	1,071	(340)	2,776	2,248
Net (loss) earnings	$2,245	$2,507	$(6,113)	$2,139
Less: net earnings - noncontrolling interests	131	26	308	176
Net earnings (loss) attributable to Hill International, Inc.	$2,114	$2,481	$(6,421)	$1,963

Basic earnings (loss) per common share - Hill International, Inc.	$0.04	$0.04	$(0.11)	$0.03
Basic weighted average common shares outstanding	56,702	56,549	56,551	56,178

Diluted earnings (loss) per common share - Hill International, Inc.	$0.04	$0.04	$(0.11)	$0.03
Diluted weighted average common shares outstanding	56,702	56,549	56,551	56,178

HILL INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended September 30,(1)		Nine Months Ended September 30,
	2020	2019	2020	2019
Cash flows from operating activities:
Net (loss) income	2,245	2,507	(6,113)	2,139
Adjustments to reconcile net (loss) income to net cash provided by (used in):
Depreciation and amortization	705	850	3,380	2,435
(Recovery) provision for bad debts	(296)	(2,389)	(1,306)	(2,946)
Amortization of deferred loan fees	173	178	521	539
Deferred tax expense (benefit)	(174)	1,021	500	659
Share-based compensation	415	1,212	1,616	2,254
Operating lease right-of-use assets	1,207	1,372	3,163	3,936
Loss on liquidation of subsidiary	—	—	4,064	—
Foreign currency remeasurement losses	232	1,060	3,622	104
Deferred payroll tax payments	2,711	—	2,711	—
Changes in operating assets and liabilities:
Accounts receivable	6,310	3,645	4,686	13,988
Accounts receivable - affiliate	(1,832)	(1,118)	(6,294)	(6,306)
Prepaid expenses and other current assets	1,167	(1,540)	(2,418)	(2,136)
Income taxes receivable	(266)	(147)	39	(748)
Retainage receivable	(671)	(1,077)	(416)	(2,559)
Other assets	(1,297)	(161)	(2,643)	920
Accounts payable and accrued expenses	(3,160)	(2,978)	1,641	(5,463)
Income taxes payable	89	(2,608)	(1,161)	(1,286)
Deferred revenue	2,065	1,736	(2,451)	(2,235)
Operating lease liabilities	(1,093)	(1,544)	(3,259)	(4,361)
Other current liabilities	(236)	(2,472)	3,426	(264)
Retainage payable	(1,195)	599	(730)	624
Other liabilities	721	1,134	688	1,422
Net cash provided by operating activities	7,820	(720)	3,266	716
Cash flows from investing activities:
Purchase of property and equipment	(129)	(1,383)	(1,101)	(2,958)
Net cash used in investing activities	(129)	(1,383)	(1,101)	(2,958)
Cash flows from financing activities:
Proceeds from term loans	26	—	1,291	—
Repayment of term loans	(232)	(264)	(666)	(795)
Proceeds from revolving loans	10,290	4,759	38,486	10,070
Repayment of revolving loans	(8,100)	(3,984)	(24,268)	(4,977)
Proceeds from stock issued under employee stock purchase plan	20	20	221	167
Net cash provided by financing activities	2,004	531	15,064	4,465
Effect of exchange rate changes on cash, cash equivalents and restricted cash	749	764	(97)	(170)
Deconsolidated cash	—	—	9	—
Net increase in cash, cash equivalents and restricted cash	10,444	(808)	17,123	2,053
Cash, cash equivalents and restricted cash — beginning of period			24,982	23,107
Cash, cash equivalents and restricted cash — end of period			$42,105	$25,160

	Nine Months Ended September 30,
Supplemental disclosures of cash flow information:	2020	2019
Interest and related financing fees paid	$2,722	$4,113
Income taxes paid	2,018	2,484
Transfer of proceeds from shares pledged as collateral to treasury stock	825	—
Cash paid for amounts included in the measurement of lease liabilities	5,914	6,062
Right-of-use assets obtained in exchange for operating lease liabilities (2)	288	19,340
Right-of-use assets obtained in exchange for finance lease liabilities	475	—
(1) Amounts for the three months ended September 30, 2020 and 2019 calculated based on the change between the nine months ended September 30, 2020 and 2019 and the three months ended June 30, 2020 and 2019.
(2) Amount for the nine months ended September 30, 2019 relates to the Company's January 1, 2019 adoption of Accounting Standards Update ("ASU") 2016-2, Leases (Topic - 842). See Note 14 - Leases to the Company's Consolidated Financial Statements for the period ended September 30, 2020.

HILL INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
(In thousands)

The following table includes a reconciliation of these non-GAAP measures to its most directly comparable GAAP measure:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

Operating profit	$4,743	$3,103	$4,187	$8,246
Adjustments to operating profit
Share-based compensation (1)	415	296	1,616	1,338
Unrealized foreign currency exchange loss	(760)	858	3,399	359
Write-off of leasehold improvement (2)	—	—	1,582	—
Non-recurring activity (3)	—	—	636	146
Adjusted operating profit	$4,398	$4,257	$11,420	$10,089

Net earnings (loss)	2,245	2,507	(6,113)	2,139
Less: net earnings - noncontrolling interests	131	26	308	176
Net earnings (loss) attributable to Hill International, Inc.	$2,114	$2,481	$(6,421)	$1,963
Adjustments to net (loss) earnings attributable to Hill International, Inc.
Interest and related financing fees, net	1,275	1,485	3,870	4,408
Income tax expense (benefit)	1,071	(340)	2,776	2,248
Depreciation and amortization expense (2)	705	850	3,380	2,435
EBITDA	5,165	4,476	3,605	11,054
Adjustments to EBITDA:
Share-based compensation (1)	415	296	1,616	1,338
Unrealized foreign currency exchange loss	(760)	858	3,399	359
Brazil Office Closure	—	—	4,064	—
Non-recurring activity (3)	—	—	636	146
Adjusted EBITDA	$4,820	$5,630	$13,320	$12,897

Net earnings (loss) attributable to Hill International, Inc.	$2,114	$2,481	$(6,421)	$1,963
Adjustments to net (loss) earnings attributable to Hill International, Inc.
Share-based compensation (1)	415	296	1,616	1,338
Unrealized foreign currency exchange (benefit) loss	(760)	858	3,399	359
Write-off of leasehold improvement (2)	—	—	1,582	—
Brazil Office Closure	—	—	4,064	—
Non-recurring activity (3)	—	—	636	146
Adjusted net income	$1,769	$3,635	$4,876	$3,806
(1) Share-based compensation excludes amounts paid related to the Company's Profit Improvement Plan during Q3 2019 and accrued in previous quarters.

(2) The write-off of leasehold improvements that was incurred during the quarter ended March 31, 2020 as a result of the sublease of the Company's corporate headquarters as part of its cost reduction initiatives was included in depreciation and amortization expense and is reflected in SG&A in the Company's consolidated statements of operations.

(3) Non-recurring activity includes costs incurred/(recovered) from the Company's Profit Improvement Plan during Q2 2019 and the settlement of Hill's employer tax liability under its former subsidiary recognized during Q2 2020, which are both reflected in SG&A within the Company's consolidated statements of operations.

(HIL-G)